UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

AMENDMENT NO. 2 TO

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 23, 2009

CORNERWORLD CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	333-128614	98-0441869
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

12404 Park Central Drive, Suite 400

Dallas, Texas 75251

(Address of principal executive offices) (zip code)

(214) 224-1081

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

This Current Report on Form 8-K/A hereby amends the Current Report on Form 8-K filed by Cornerworld Corporation (the “Company”) on February 27, 2009, as amended on May 11, 2009, to include disclosure relating to the issuance by the Company of certain additional warrants in connection with the acquisition (the “Acquisition”) of all of the issued and outstanding equity interests of each of Woodland Wireless Solutions, Ltd., West Michigan Co-Location Services, L.L.C. and T2 TV, L.L.C., and forty voting member units of S Squared, LLC, doing business in the state of Michigan as “Ranger Wireless LLC”, through its newly-formed wholly-owned subsidiary, Woodland Holdings Corp., pursuant to the terms of a Stock Purchase Agreement, dated February 23, 2009 (the “Effective Date”), by and among Woodland Holdings, Cornerworld, Ned B. Timmer and HCC Foundation.

In connection with the Acquisition and their services to the Company related thereto, the Company issued (i) to Scott Beck, the Company’s Chief Executive Officer and Chairman of the Company’s Board of Directors, a warrant to purchase 1,321,000 shares of the Company’s common stock at an exercise price of $0.20 per share (the “Beck Warrant”) and (ii) to Marc Blumberg, a member of the Company’s Board of Directors, a warrant to purchase 1,000,000 shares of the Company’s common stock at an exercise price of $0.20 per share (the “Blumberg Warrant”). Each of the Beck Warrant and the Blumberg Warrant is dated as of the Effective Date and is exercisable during the period beginning on the Effective Date and ending on February 23, 2018.

The issuance of each of the Beck Warrant and the Blumberg Warrant was a private placement in reliance on the exemption from registration provided by Section 4(2) of the Securities Act.

Item 1.01.	Entry into a Material Definitive Agreement.

See the disclosure set forth under “Explanatory Note” which is incorporated into this Item 1.01 by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

See the disclosure set forth under “Explanatory Note” which is incorporated into this Item 3.02 by reference.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cornerworld Corporation

Dated: December 16, 2009	By:	/s/ Scott Beck Scott Beck Chief Executive Officer